Exhibit (a)(2)

WRITTEN INSTRUMENT ESTABLISHING AND DESIGNATING NEW SERIES

At a meeting duly called and held on September 24, 2024, all of the Trustees of Parnassus Income Funds (the “Trust”), acting pursuant to Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented, established new series designated as Parnassus Core Select ETF and Parnassus Value Select ETF, with all relative rights and preferences of the existing series of the Trust. The number of beneficial interests in the new series (the “Shares”) shall be unlimited. The existing series of the Trust are the Parnassus Core Equity Fund and the Parnassus Fixed Income Fund.

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of Parnassus Income Funds (the “Trust”), hereby certifies that the foregoing instrument establishing and designating a new series of the Trust was duly adopted by a majority of the Trustees, pursuant to Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented.

Dated as of September 27, 2024	/s/ Benjamin E. Allen
Benjamin E. Allen